UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

Cardiovascular Systems, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-52082	41-1698056
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

651 Campus Drive

St. Paul, Minnesota 55112-3495

(Address of Principal Executive Offices and Zip Code)

(651) 259-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 29, 2012, Cardiovascular Systems, Inc. (“CSI”) entered into a Second Amendment to Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (“SVB”). The Amendment amends CSI’s existing credit facility with SVB established pursuant to that certain Loan and Security Agreement between the parties, dated March 29, 2010, as amended as of December 27, 2011 (the “Loan Agreement”).

The Amendment extends the Loan Agreement’s $15.0 million revolving line of credit (the “Revolver”) maturity date by approximately three months, from March 31, 2014 to June 30, 2014, and amends the borrowing base formula to 85% of eligible accounts, with eligible inventory and term loan reserve removed from the borrowing base calculation. The Amendment also amends the Revolver’s interest rate from SVB’s prime rate plus 2.0%, with a floor rate of 6.0%, to the Wall Street Journal’s prime rate plus 1.25%, with a floor rate of 4.50%. The Amendment also amends the Loan Agreement’s financial covenants to require CSI to at all times maintain a liquidity ratio of greater than 1.25 to 1.00, and provides that CSI must maintain EBITDA for the trailing three month period according to the following schedule:

Period	Minimum EBITDA
June 1, 2012 – December 31, 2012	($ 5,000,000)
January 1, 2013 – March 31, 2013	($4,250,000)
April 1, 2013 – December 31, 2013	($3,500,000)
January 1, 2014 – March 31, 2014	($2,750,000)
April 1, 2014 – June 30, 2014	($2,000,000)
July 1, 2014 – September 30, 2014	($1,250,000)
October 1, 2014 – December 31, 2014	($500,000)

As provided in the Loan Agreement, if CSI maintains a fixed charge coverage ratio in excess of 1.50 to 1.00 for two consecutive fiscal quarters, such EBITDA covenant shall no longer apply and CSI will instead be required to maintain a fixed charge coverage ratio in excess of 1.25 to 1.00. The Amendment also amends the definition of Liquidity Ratio, deletes the definition of Term Loan Reserve, adds a definition for Net Accounts Receivable, and amends the Loan Agreement’s definition of Liquidity Ratio Condition from a liquidity ratio of greater than 2.25 to 1.00 to a liquidity ratio of greater than 1.75 to 1.00.

The terms of the Loan Agreement’s term loan (the “Term Loan”) remained materially unchanged.

Upon entering into the Amendment, CSI paid SVB a combined Term Loan and Revolver modification fee of $27,000. In lieu of the Loan Agreement’s prior anniversary fee of $112,500 payable on December 27, 2012, CSI must now pay SVB a working capital facility fee of $75,000 on June 30, 2013.

The foregoing description of the material terms of the Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Amendment that will be filed as an exhibit to CSI’s Annual Report on Form 10-K for the year ended June 30, 2012.

Also on June 29, 2012, in connection with and as additional consideration for the Amendment, CSI issued a ten-year warrant to purchase 18,649 shares of CSI’s common stock to SVB, which warrant SVB immediately transferred to its parent company, SVB Financial Group. The warrant’s exercise price was set at $9.652 per share, which price was based on the five-day average closing share price of CSI’s common stock prior to the date of the Amendment.

The foregoing description does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by the warrant issued by CSI to SVB, dated June 29, 2012, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended June 30, 2012.

On June 30, 2012, CSI entered into a Modification No. 3 to Loan and Security Agreement (the “Modification”) with Partners For Growth III, L.P. (“PFG”). The Modification amends CSI’s existing credit facility with PFG established pursuant to that certain Loan and Security Agreement dated as of April 14, 2010, as amended as of August 23, 2011 and December 27, 2011 (the “PFG Loan Agreement”). The Modification amends the PFG Loan Agreement’s liquidity ratio covenant from a liquidity ratio of greater than 1.50 to 1.00 to a liquidity ratio of greater than 1.25 to 1.00, and amends the PFG Loan Agreement’s definition of liquidity ratio to conform to the definition of liquidity ratio in the Amendment with SVB. The Modification also amends the PFG Loan Agreement’s EBITDA and fixed charge coverage ratio covenants in line with those of the Amendment with SVB.

The foregoing description of the material terms of the Modification does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Modification that will be filed as an exhibit to CSI’s Annual Report on Form 10-K for the year ended June 30, 2012.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 6, 2012

CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Laurence L. Betterley
Laurence L. Betterley
Chief Financial Officer